November 27, 2000


Securities and Exchange Commission
Washington D.C.

Ladies and Gentlemen:

We were previously principal accountants for Sonus Corp. and, under the date of November 13, 2000, we reported on the consolidated financial statement of Sonus Corp. and subsidiaries as of and for the years ended July 31, 2000 and 1999. On November 17, 2000, we resigned as principal accountants. We have read Sonus Corp.'s statements included under Item 4 of its Form 8-K dated November 27, 2000, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP